POWER OF ATTORNEY

KNOW ALL BY THESE PRESENTS:

The undersigned, Ellen E. Koskinas, hereby constitutes and appoints Karen A. Wilson as her true and lawful Attorney-in-Fact, with full power in her name and on her behalf, to take all actions and do all things necessary with respect to all matters arising in connection with the ownership reporting requirements of the securities laws of the United States, including the execution and delivery of all documents in connection therewith.

The undersigned agrees to indemnify said Attorney-in-Fact against, and hold her free and harmless from, and all loss, cost, expense, damage or liability which she may incur or sustain as a result of any action taken by her in good faith pursuant to this Power of Attorney.

This Power of Attorney shall remain in full force and effect until revoked in writing by the undersigned and the authority granted herein may be relied upon by any person until such person has actually received written notice of revocation.

IN WITNESS WHEREOF, the undersigned has executed this Power of Attorney this 31st day of May, 2007.
                                     ELLEN E. KOSKINAS

                                     /s/ Ellen E. Koskinas